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FLOW INTERNATIONAL CORPORATION

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FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 9, 2010

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation (the “Company”), a Washington corporation, will be held at the Marriott Seattle Airport Hotel, 3201 South 176th Street, Seattle, Washington, on September 9, 2010, at 10:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect three directors to hold office for three-year terms ending at the 2013 Meeting of Shareholders, or until their respective successors are elected and qualified, and one director for a two-year term ending at the 2012 Meeting of Shareholders, or until his successor is elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011.

3.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on July 15, 2010, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as management of the Company is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING CHARLES M. BROWN AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 9, 2010. The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholder are available on the following website at www.proxydocs.com/flow.

By Order of the Board of Directors

John S. Leness
Secretary

KENT, WASHINGTON
August 10, 2010

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION
23500 64th Avenue South
Kent, Washington 98032

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 9, 2010

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company” or “Flow”) of the enclosed proxy for use at the Annual Meeting of Shareholders to be held at the Marriott Seattle Airport Hotel, 3201 South 176th Street, Seattle, Washington, on September 9, 2010, at 10:00 a.m. local time.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder’s shares will be voted “For” Proposal 1, the election of directors, “For” Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal 2011, and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that management of the Company intend to present are Proposal 1 (election of directors), and Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the Board of Directors to vote the shares in their best judgment.

The fiscal 2010 Form 10-K of the Company is enclosed herewith.

The approximate mailing date of this proxy material is August 10, 2010.

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2011 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 2, 2011. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held. See the section on “Director Nomination Process” below for more information on the procedures related to presenting proposals at Flow shareholder meetings.

SECURITIES AND INFORMATION
CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting: Common Stock with voting rights.

Record Date and Outstanding Shares

On July 15, 2010, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 47,148,757 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company’s Common Stock, as reported by NASDAQ, was $2.59 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you choose to attend, you should be ready to present proof of your ownership of Flow International Corporation stock as of the record date, July 15, 2010, to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent.

If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Under the rules of the New York Stock Exchange (“NYSE”), the election of directors (Proposal 1) is considered a non-discretionary item while the ratification of the selection of Deloitte & Touche LLP as our auditor (Proposal 2) is considered a discretionary item. Please note that this year the NYSE rules that govern how brokers vote your shares have changed and brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on the election of directors (Proposal 1), but is permitted to vote your shares on the ratification of the selection of Deloitte & Touche LLP (Proposal 2), even if it does not receive voting instructions from you because Proposal 2 is considered “discretionary.” When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” or a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted

In the vote on the election of the director nominees (Proposal 1), you may vote “FOR” all or some of the nominees, “AGAINST” all or some of the nominees, or you may vote “ABSTAIN” with respect to one or more of the nominees. For the proposal to ratify the appointment of Deloitte & Touche LLP (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

An abstention occurs when a shareholder affirmatively instructs the vote to be an “ABSTAIN” or otherwise to be withheld (or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot). Abstentions and “broker non-votes” (discussed above) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

The election of directors is by majority voting. If a quorum is present, in uncontested elections such as this one, each of the four nominees for election to the Board of Directors must receive a majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes affirmatively voted as “AGAINST” that director. “ABSTAIN” votes or shares otherwise present at the meeting as to which a shareholder gives no authority or direction to vote do not count as cast votes and therefore do not factor into the results for the election. If a director does not receive the required majority of votes cast, then he or she remains on the Board until the earlier of (i) ninety (90) days after the vote is counted; (ii) the date that the Board appoints a replacement; or (iii) the director’s resignation. During that ninety (90) day period, the Nominating and Governance Committee will consider and recommend to the Board, and the Board will decide and disclose publicly, whether to fill the office of the nominee who failed to receive a majority of the votes cast.

With respect to Proposal 2 (ratification of the appointment of Deloitte & Touche LLP), the proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. Abstentions will have no practical effect in the ratification of the selection of Deloitte & Touche LLP because abstentions do not represent votes cast “FOR” or “AGAINST” the Proposal 2.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained The Altman Group, Inc. to assist in the solicitation of proxies. The Company has agreed to pay that firm $5,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

Proposal Number One—ELECTION OF DIRECTORS

According to the Company’s Articles of Incorporation and Bylaws, the Board of Directors shall be composed of such number of directors as shall from time to time be fixed by resolution adopted by the affirmative vote of seventy percent of the total number of directors then in office, split (as closely as possible) into three equal classes. In May 2008, the Board removed the restriction that limited the Board to nine directors.

At the meeting, three directors will be elected to hold office for three-year terms ending at the 2013 Meeting of Shareholders, or until their respective successors are elected and qualified, and one director will be elected to hold office for a two-year term ending at the 2012 Meeting of Shareholders, or until his successor is elected and qualified. Of the remaining directors, two are serving terms that will not expire until the 2012 Annual Meeting of Shareholders and two are serving terms that will not expire until the 2011 Annual Meeting of Shareholders. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes or skills that led the Board to determine that each nominee (or continuing director) should serve as a director for the Company. The summaries do not include all of the experiences, qualifications, attributes or skills of the nominees. General information regarding the nomination process is included in the Corporate Governance Section under the “The Director Nomination Process” heading. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

Nominees for terms of three years:

Charles M. Brown (age 51) became the President and Chief Executive Officer of the Company on July 16, 2007, when he was also appointed to the Board. Previously, Mr. Brown was the President and Chief Operating Officer of the Pump, Pool and Spa

Divisions at Pentair, Inc, a company with 2006 revenues of approximately $3.15 billion, from April 2005 through October 2006. From August 2003 to February 2005, Mr. Brown was the President and Chief Operating Officer of the Pentair Tools Group (which was acquired by Black & Decker Corporation in 2004). Prior to that, Mr. Brown was the President/General Manager of Aqua Glass Corporation, a Masco Corporation company, from 1996 to August 2003. Mr. Brown received a B.A., Economics and Government, from Cornell University, and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Brown has broad business experience and is the sole member of management who serves on the Board. He serves a critical role in the communication between the Board and our management team.

Patrick J. Byrne (age 50) was appointed to the Board of the Company in May 2010. Mr. Byrne is Chief Executive Officer and President of Intermec, Inc., which develops and integrates hardware, software and services for the optimization of field mobility workers and supply chains. Prior to joining Intermec in these capacities in 2007, Mr. Byrne served as a Senior Vice President and President of the Electronic Measurement Group of Agilent Technologies Inc., a bio-analytical and electronic measurement company, from February 2005 to March 2007. Prior to assuming that position, Mr. Byrne served as Vice President and General Manager for Agilent’s Electronic Products and Solutions Group’s Wireless Business Unit from September 2001 to February 2005. Prior to 2001, he held various Senior Management positions at Agilent Technologies and Hewlett Packard Company. He currently serves on the Board of Samuel Ginn College of Engineering at Auburn University. Mr. Byrne received a Bachelor of Science Degree in Electrical Engineering from the University of California, Berkeley, and a Master of Science in Electrical Engineering from Stanford University.

Mr. Byrne is a sitting CEO of a public company and has extensive management experience in technology industries and markets which share many of the same characteristics as ours. His extensive international experience and background in managing manufacturing operations and multiple distribution channels are valuable to our CEO as well as to our Board.

Bradley D. Tilden (age 49) has served as President of Alaska Airlines since December 2008. He was appointed to the Board of the Company in May 2010. Mr. Tilden oversees Alaska Airlines’ operating divisions, as well as Marketing, Cargo, Planning and Revenue Management. Previously, Mr. Tilden served as Alaska Air Group’s Chief Financial Officer and Executive Vice President of Finance, leading the Finance, Information Technology, Planning, Revenue Management and Corporate Real Estate organizations. Before joining Alaska in 1991, he spent eight years with the accounting firm Price Waterhouse at its offices in Seattle and Melbourne, Australia. Mr. Tilden serves on the boards of Pacific Lutheran University and the Chief Seattle Council of the Boy Scouts of America Mr. Tilden earned a Bachelor’s Degree in Business Administration from Pacific Lutheran University and an Executive Master’s Degree in Business Administration from the University of Washington.

Mr. Tilden’s has extensive knowledge of accounting and financial expertise, and extensive senior management experience within a large, publicly traded corporation. He is well qualified to serve on our Audit Committee as a financial expert as well as the Board of Directors.

Nominee for term of two years:

Jerry L. Calhoun (age 67) joined the Company’s Board of Directors in January 2007, and his current term expires with the current Annual Meeting. Mr. Calhoun has been a business consultant for the Ford Motor Company since January 2007. Mr. Calhoun was Vice President, Human Resources with Boeing Commercial Airplanes from 2001 until January 2007. He was previously Vice President of Employee and Union Relations for Boeing. Prior to those positions with the Boeing Company, in 1981 Mr. Calhoun was appointed Deputy Assistant Secretary of the Department of Defense for civilian personnel policy and requirements; and in 1983 he was appointed Principal Deputy Assistant Secretary of the Department of Defense for force management and personnel. In 1985, President Reagan nominated him as Chairman of the Federal Labor Relations Authority, and he was confirmed by the U.S. Senate. He also served as Chairman of the Foreign Service Labor Relations Board until November 1988, when he returned to the private sector with Boeing. Mr. Calhoun has also taught on the faculty of the University of Washington’s School of Business Administration, in the areas of labor management relations and human resource systems. He is a member of the board of a number of organizations, including the Labor Industrial Relations Association Group and the Labor and Employment Relations Association. Among the various awards bestowed upon him for his public service, Mr. Calhoun was honored with the U.S. Department of Defense Distinguished Public Service Award. Mr. Calhoun holds a B.A. from Seattle University and a Master’s Degree in business from the University of Washington.

Mr. Calhoun has extensive experience in employee relations, compensation programs and human resources. This is a key skill required for our Board, and Mr. Calhoun serves as the Chair of the Compensation Committee.

The Board of Directors
Recommends a Vote FOR the
Election of the Above Nominees
for the Board of Directors

Continuing Directors:

Richard P. Fox (age 63) has served as consultant and independent board member since 2001 for companies in various industries. Mr. Fox joined the Company’s Board of Directors in 2002 and his current term expires with the 2012 Annual Meeting. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the Board of Directors of Premera, a Blue Cross managed-care provider, Univar Inc., a worldwide chemical distribution company, and Orbitz Worldwide (NYSE:OWW), an on-line travel agency. In addition, he serves on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Mr. Fox’s extensive service on audit and finance committees, his public accounting experience and Chief Financial Officer service, as well as his service as Managing Partner at Ernst & Young make him especially well qualified to serve as Chair of the Audit Committee and as a financial expert. His service on other Boards of Directors gives him a breadth of experience that is helpful to our Board.

Larry A. Kring (age 69) served as Senior Group Vice President for Esterline Technologies, a global manufacturer of avionics and controls, sensors and systems and advanced materials from 2005 until his retirement in 2008. He joined the Board of Directors in March 2008 and his current term expires with the 2011 Annual Meeting. Prior to joining Esterline, Mr. Kring spent 15 years as President and CEO of Heath Tecna Aerospace Company. He also served as an executive of Sargent Industries, and was General Manager of Cochran Western Corporation. He was a director of Everlast Worldwide and has served three terms on the Aerospace Industries Association’s Board of Directors. He holds an M.B.A. from the California State University, Northridge and a B.S. Degree in Aeronautical Engineering from Purdue University.

Mr. Kring is trained as an engineer and has extensive management experience in manufacturing and particularly in the aerospace sector. His management background not only brings manufacturing expertise to the Board, but also qualifies him to sit on the Audit Committee and serve as a financial expert.

Lorenzo C. Lamadrid (age 59) is Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid joined the Company’s Board of Directors in 2006 and his current term expires with the 2012 Annual Meeting. Mr. Lamadrid is also Chairman of Synthesis Energy Systems—a firm that implements leading technology for the production of clean energy, high value gases and chemicals including methanol and di-methyl-ether from low cost fuels. Additionally, Mr. Lamadrid is a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer. He previously served as President and Chief Executive Officer of Arthur D. Little, a management consulting company, as President of Western Resources International, Inc., and as Managing Director of The Wing Group, a leading international electric power project-development company. Prior to that, he was a corporate officer of General Electric (“GE”), serving as Vice President and General Manager of GE Aerospace and head of International Operations at GE Aerospace from 1984 to 1992. Mr. Lamadrid holds a dual Bachelor’s Degree in Chemical Engineering and Administrative Sciences from Yale University, a Master of Science in Chemical Engineering from the

Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

Mr. Lamadrid brings experience in international business to the Board. This is essential to us, as over half of our business is outside of North America. His extensive experience in Asia, which is experiencing rapid growth, is particularly helpful to the Company. His background in the aerospace industry also guides us in our Advanced business segment.

Kathryn L. Munro (age 62) is the current Chair of the Board of Directors and is a principal of Bridge West LLC, a technology investment company. She joined the Company’s Board of Directors in 1996 and her current term expires with the 2011 Annual Meeting. Ms. Munro held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE—PNW), Knight Transportation (NYSE—KDT), and Premera, a Blue Cross managed-care provider. She also serves on the boards of numerous community organizations in Phoenix, including Valley of the Sun United Way Foundation Board and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

Ms. Munro’s career as a senior bank executive gives her deep finance expertise and provides the Company with guidance in its relationships with its lenders and investors. This expertise qualifies her to serve on the Audit Committee and as a financial expert. Ms. Munro’s long service on the Board and business experience qualify her to act as the Board Chair.

Retiring Directors:

The Board has adopted a policy that directors may serve no more than four three-year terms. Two directors, Arlen I. Prentice and J. Michael Ribaudo, have reached their term limits and will be retiring when their current terms expire with the Annual Meeting in September 2010. Messrs. Byrne and Tilden joined the Board in May 2010 to replace them.

Arlen I. Prentice (age 72) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. He has served as a director of the Company since 1993 and his current term expires with the 2010 Annual Meeting. He founded Kibble & Prentice 38 years ago. Mr. Prentice serves as a director of Northland Telecommunications Corporation and is a past director of the Starbucks Coffee Corporation, a position he held for 19 years. Mr. Prentice is the past chair of the Northwest Chapter of the National Association of Corporate Directors.

J. Michael Ribaudo (age 68) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to the Company’s Board of Directors in 1995, and his current term expires with the 2010 Annual Meeting. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

Proxy Proposal Number 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that shareholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2011. Services provided to the Company and its subsidiaries by Deloitte in fiscal 2010 and 2009 are described under “Fees to Independent Registered Public Accounting Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

It is anticipated that representatives of Deloitte will be present at the Annual Meeting to answer shareholders’ questions and will have the opportunity to make a statement if they so desire.

BOARD LEADERSHIP

Since 2003, the Company has separated the roles of Chief Executive Officer and Chairman of the Board. Mr. Brown, the Chief Executive Officer, is responsible for setting the strategic direction of the Company and for the day to day leadership and performance of the Company. Ms. Munro, the Board Chair, sets the agenda for and presides at Board meetings, and coordinates the Board’s communication with Mr. Brown and the management of the Company. As the Board Chair, Ms. Munro is fully independent.

RISK OVERSIGHT

The Board oversees management’s evaluation and planning for risks the Company faces. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. Management regularly discusses risk management at its internal meetings and reports to the Board the risks that it thinks are most critical and what it is doing in response to those risks. The Board selects key risks and assigns them to the relevant standing committee for detailed examination and the committee reports its finding back to the Board as a whole. The Board also exercises oversight by reviewing key strategic and financial plans with management at each of its quarterly meetings. The Board’s risk oversight function is coordinated by the full Board, under the leadership of the independent Chair of the Board, and the Board does not believe that this oversight has any effect on the separation of the role of Chair from CEO, discussed above.

DIRECTOR INDEPENDENCE

The Board of Directors consists of a majority of “independent directors” as such term is defined under Rule 5605(a)(2) of the NASDAQ Stock Market Inc.’s Listing Rules. For fiscal year 2010, the Board determined that that Messrs. Fox, Ribaudo, Calhoun, Kring and Lamadrid and Ms. Munro, were “independent directors”. The Board determined that the same individuals plus Messrs. Byrne and Tilden were “independent directors” for fiscal year 2011. If the four directors standing for election are elected, following the Annual Meeting in September all directors, other than Mr. Brown, who is the Company’s CEO, will be independent.

The Nominating and Governance Committee of the Board of Directors has included in its written charter a provision making it responsible for reviewing actual or potential conflicts of interest involving the Company’s directors and executive officers. The Company’s Guide to Ethical Conduct also requires that employees report conflicts of interest to the Company’s General Counsel.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held seven meetings during the fiscal year ended April 30, 2010. All of the directors attended at least 75% of all Board and Committee meetings. The numbers of meetings by each Committee of the Board is described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members of the Board of Directors attended the Annual Meeting.

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. In addition, from time to time, the Board may appoint ad hoc subcommittees to examine special projects or situations. The standing committees are currently the Audit Committee, the Compensation and Plan Administrator Committee and the Nominating and Governance Committee. In accordance with NASDAQ’s Marketplace Rules, all the committees are comprised solely of non-employee, independent Directors. The charter of each committee is available in print to any shareholder who requests it, and on the Company’s website as noted below. The table below shows the fiscal 2011 membership for each of the standing Board committees.

Audit	Compensation and Plan Administrator	Nominating and Governance

Richard P. Fox*	Jerry L. Calhoun*	Kathryn L. Munro *
Larry A. Kring	Patrick J. Byrne	Jerry L. Calhoun
Kathryn L. Munro	Lorenzo C. Lamadrid	Lorenzo C. Lamadrid
Bradley D. Tilden	Kathryn L. Munro	Arlen I. Prentice**
J. Michael Ribaudo**

*	designates committee chairs

**	designates directors who will be retiring at the September 2010 Annual Meeting

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company’s financial reporting process and internal controls and reviews and appraises the audit efforts of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the head of internal audit and finance and senior management of the Company. The Board of Directors has approved a written charter for the Audit Committee, which is published on the Company’s website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx. Among other things, the Audit Committee Charter requires that members of the Committee be independent of management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. For fiscal 2010, all of the members are experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are affiliated persons of the Company. The Board of Directors has determined that Richard P. Fox is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (“SEC”). For fiscal 2011, all Audit Committee members have been determitted to be “financial experts” as defined in the rules of SEC. The Audit Committee held four meetings in fiscal 2010.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company’s stock incentive plans, determining the terms, amounts and recipients of stock grants. There were three meetings of the Compensation and Plan Administrator Committee during fiscal 2010. The Charter for the Committee is available at the Company’s website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to locate and recommend to the Board individuals to fill vacancies on the Board. The Nominating and Governance Committee met four times during fiscal 2010. The Charter for the Committee is available at the Company’s website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx. Information on the Company’s website, however, does not form a part of this Proxy Statement. During fiscal 2010, Arlen I. Prentice was a non-voting member of the Committee. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest due to his relationship with Kibble & Prentice, Inc., which is more fully described under Certain Relationships and Related Transactions below.

THE DIRECTOR NOMINATION PROCESS

(i) Consideration of Director Nominees

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders. Shareholders may submit recommendations to the Nominating and Governance Committee in care of our Chairman of the Board and Secretary at the address set forth on page 1 of this Proxy Statement. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day before the first anniversary of the date that the Proxy Statement for the preceding year’s Annual Meeting was first sent to shareholders, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In addition, the notice must meet all other requirements contained in the Company’s Bylaws, if any.

(ii) Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders on the same basis as are candidates recommended by the Nominating and Governance Committee. On June 23, 2009, the Company adopted a Bylaw regarding shareholder proposals and nominations for director. Any shareholder wishing to nominate a candidate should deliver the name and address of the shareholder as they appear on the Company’s books (or if the shareholder holds for the benefit of another, the name and address of such beneficial owner) in a letter addressed to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2010 annual meeting (nominations for the 2011 annual meeting must be submitted between May 13, 2011 and June 12, 2011). In addition, the submitting shareholder should provide the following information:

➢	the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and/or of record;

➢	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

➢	any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote or has granted a right to vote any shares of any security of the Company;

➢	any short interest in any security of the Company;

➢	any rights to dividends on the shares of the Company owned beneficially by the shareholder that are separated or separable from the underlying shares of the Company;

➢	any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

➢	any performance-related fees (other than an asset-based fee) that the shareholder is entitled to which is based on any increase or decrease in the value of shares of the Company or any Derivative Instruments; and

➢	the information called for above for any members of the shareholder’s immediate family sharing the same household.

For each person whom the shareholder proposes to nominate for election or re-election to the Board of Directors, the shareholder should also provide:

➢	all information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

➢	description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

To be eligible to be a nominee for election or re-election as a director of the Company, pursuant to a nomination by a shareholder a person must deliver (in accordance with the time periods prescribed) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

➢	is not and will not become a party to:

➢	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or

➢	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law;

➢	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

➢	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company

Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained in the Company’s Bylaws.

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating and Governance Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

➢	each director should be chosen without regard to sex, race, age, religion or national origin;

➢	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

➢	each director should be free of any conflict of interest that would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

➢	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

➢	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

➢	each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;

➢	each director should have the ability to read and understand corporate financial statements; and

➢	each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating and Governance Committee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors. The Board of Directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills and that it is also necessary for these qualities and skills of the Board as a whole to be complementary and to meet the needs of the Company. The Board carefully considers the qualities and skills necessary to meet these needs and evaluates nominees for the Board on this basis.

In evaluating director candidates, regardless of the source of the nomination, the Nominating and Governance Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director, but does not have a separate policy directed toward diversity.

(iii) Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director which may come to the Nominating and Governance Committee’s attention through current Board members, management of the Company, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and

Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. If the Nominating and Governance Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating and Governance Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Governance Committee. In connection with this evaluation, the Nominating and Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Messrs. Tilden and Byrne were recommended for nomination to the Board by non-management directors following a search conducted by the Board. The Board did the search without the assistance of a third party search firm or payment of a fee.

Compensation Committee Interlocks and Insider Participation

The Compensation and Plan Administrator Committee is comprised entirely of independent directors. During fiscal 2010, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board of Directors.

Compensation of Directors

The Compensation and Plan Administrator Committee (the “Compensation Committee”) is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interests of the Company’s shareholders. To achieve this goal and, based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Compensation Committee adopted the following compensation program for Directors. The Board reviews its compensation program annually. Effective March 2009, as a recession countermeasure and consistent with the salary cuts being implemented at the Company, the Board agreed to a 5% reduction in its cash compensation. The cash compensation figures in the table below include the 5% reduction. The Board intends to return its compensation to previous levels at some point in the future when market conditions allow and after employee pay and benefits that have been reduced during the recession have been fully reinstated.

The following description of compensation program for Directors does not include a 5% reduction. Directors who are not employees of the Company receive an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at Committee meetings. The Company also reimburses directors for travel and other expenses in connection with their service. In addition, Committee Chairs are paid an additional annual retainer of $5,000 with the exception of the Audit Committee Chair who is paid an additional annual retainer of $10,000, and the non-executive Chairman of the Board who is paid an additional annual retainer of $15,000.

Non-employee Directors also receive annual grants of shares of Common Stock that are vested at the time of grant. The annual grants of shares of Company stock have a value equal to $40,000. The grants are made at each Annual Meeting of Shareholders, and the shares are valued based on the average closing price over the twenty (20) trading days preceding the Annual Meeting. The Board has adopted a policy that directors retain all shares of stock received from the Company in consideration for their services so long as they continue to serve as directors of the Company.

The Board has also adopted a policy that directors may serve no more than four three-year terms.

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to the Company during fiscal 2010.

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Total

Jerry L. Calhoun	$37,525	$40,000	$77,525
Richard P. Fox	$40,850	$40,000	$80,850
Larry A. Kring	$32,775	$40,000	$72,775
Lorenzo C. Lamadrid	$32,775	$40,000	$72,775
Kathryn L. Munro	$49,875	$40,000	$89,875
Arlen I. Prentice	$29,925	$40,000	$69,925
J. Michael Ribaudo	$31,825	$40,000	$71,825

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2010 for the fair value of shares granted to each of the non-employee directors in fiscal 2010 in accordance with FASB Accounting Standard Codification (“ASC”) 718—Compensation—Stock Compensation. For additional information, refer to Note 15—Stock Based Compensation of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of our fiscal 2010 Form 10-K. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position

Charles M. Brown	51	President and Chief Executive Officer
Charles D. Burnham	46	Vice President, Global Marketing
Karen A. Carter	45	Vice President of Global Operations
Mohamed Hashish	63	Senior Vice President of Technology
Allen M. Hsieh	50	Vice President and Chief Financial Officer
Richard A. LeBlanc	55	Executive Vice President, Advanced Systems and Global Sales
John S. Leness	50	General Counsel and Corporate Secretary
Daric M. Schweikart	50	Vice President and Chief Information Officer
Craig D. Sunada	39	Vice President, Global Product Development
Theresa S. Treat	53	Vice President, Human Resources

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Charles M. Brown (biographical information for Mr. Brown appears above).

Charles D. Burnham (age 46) joined the company in 1989 and is the Vice President, Global Marketing. Mr. Burnham has worked in many capacities, including Engineer, Product Manager, Director of Engineer, Vice President of Marketing and Vice President of Sales. Prior to joining Flow, Mr. Burnham received a Master of Science in Manufacturing Engineering from the University of Rhode Island. While at the University, Mr. Burnham managed the waterjet laboratory and conducted extensive research, as well as his thesis, on the then new abrasive waterjet technology.

Karen A. Carter (age 45) joined the Company in April 2007 as the Director of Operational Excellence and in August 2007 was appointed Vice President of Global Operations. Prior to joining the Company, she held several management and technical roles most recently as the Director of Operational Excellence for the Health and Science Technologies business group within IDEX Corporation (1993 to 2007). Most of her professional experience has been spent in manufacturing industries including Micropump Inc., Ford Motor Company and Boeing. Karen Carter is certified as a Six Sigma Black Belt and Value Stream and Mixed Model Value Stream instructor. She holds a B.S. degree in Mechanical Engineering from Oakland University.

Mohamed Hashish, Ph.D (age 63) joined the company in 1979 and is now Senior Vice President of Technology. In 1980 Dr. Hashish invented the abrasive waterjet process. Dr. Hashish is a fellow of the American Society of Mechanical Engineers and an affiliate professor at the University of Washington, Seattle, WA. Dr. Hashish graduated from the Mechanical Engineering Department of Alexandria University in Egypt and obtained his Ph.D in Mechanical Engineering from Concordia University, Montreal in 1977.

Allen M. Hsieh (age 50) joined the Company in December 2008 as interim Chief Financial Officer and in May 2009 was appointed Vice President and Chief Financial Officer. Prior to joining the Company, from 2003 to 2007, Mr. Hsieh was with InfoSpace, Inc., a publicly traded provider of online and mobile media products and services, most recently as Chief Financial Officer. From 2000 to 2003, Mr. Hsieh was Vice President, Finance at Terabeam Corporation, a provider of broadband wireless technology equipment and services. He was with PricewaterhouseCoopers LLP from 1985 to 2000, where he was a partner beginning in 1998. Mr. Hsieh has a B.A. in Business Administration from the University of Washington.

Richard A. LeBlanc (age 55) joined the Company in 1994 as Vice President of Sales. Mr. LeBlanc became Executive Vice President in August 1998 and has been responsible for various departments over the years including Sales, Technical Service, Project Management, Marketing and Surface Preparation (Industrial Cleaning). His present position is Executive Vice President, Advanced Systems and Global Sales. Prior to joining the Company, Mr. LeBlanc was employed by the ASI Robotic Systems Division of

Cargill Detroit Corporation for 10 years, beginning in direct sales and then moving into the position of Manager of Sales and Marketing.

John S. Leness (age 50) joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm. Mr. Leness has an A.B. in Economics from Harvard College and a J.D. from the University of Virginia.

Daric M. Schweikart (age 50), Vice President and Chief Information Officer, joined the Company in June 2009 and is responsible for leading Information Technology at Flow. Prior to joining Flow, Daric held senior management positions at PEMCO, TrueBlue, Inc. (formerly Labor Ready), Washington Mutual and other Pacific Northwest companies. He is a graduate of Western Washington University with a BA in Accounting and Computer Science.

Craig D. Sunada (age 39) joined the Company in June 2008 as Vice President of Global Product Development. Prior to joining the Company, Mr. Sunada was Director of the Asia Design Center for IDEX Corporation and has more than 20 years of engineering, product development and management experience, serving at IDEX Corporation, Micropump Inc. and Hewlett-Packard. Mr. Sunada has a Master’s Degree in Mechanical Engineering and a Master’s Degree in Management of Technology, both from the Massachusetts Institute of Technology.

Theresa S. Treat (age 53) joined the Company in December 2006 as Vice President, Human Resources. Prior to joining the Company, Ms. Treat was Vice President of Human Resources at Cutter & Buck, Inc., and has more than 25 years of experience in human resources, serving at Onvia, Inc., Pointshare, Inc., Nextlink Communications, and Horizon Airlines. She also served as a labor negotiator for employees in the state of Alaska from 1983 to 1990. Ms. Treat has a Master’s Degree in Labor and Industrial Relations and a Bachelor’s Degree in Industrial and Organizational Psychology, both from the University of Illinois.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following tables set forth information as of July 15, 2010, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company’s sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of July 15, 2010. Those shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 47,148,757 shares of Common Stock outstanding as July 15, 2010. Certain information in the “Other Beneficial Ownership” table was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

Management

Name and Position(1)	Shares(2)		Options(3)		Total	% Outstanding

Charles M. Brown, Director and Executive Officer	304,245		229,366		533,611	*
Charles D. Burnham, Executive Officer	12,827		45,413		58,240	*
Jeffrey L. Hohman, Former Executive Officer	43,652		0	(4)	43,652	*
Allen M. Hsieh, Executive Officer	10,122		0		10,122	*
Richard A. LeBlanc, Executive Officer	89,534		81,000		170,534	*
Patrick J. Byrne, Director	0		0		0	*
Jerry L. Calhoun, Director	28,643		0		28,643	*
Richard P. Fox, Director	63,376		0		63,376	*
Larry A. Kring, Director	43,874	(5)	0		43,874	*
Lorenzo C. Lamadrid, Director	71,830		0		71,830	*
John S. Leness, Executive Officer	71,765	(6)	95,788		167,553	*
Kathryn L. Munro, Director	70,376		9,875		80,271	*
Arlen I. Prentice, Director	266,205	(7)	9,875		276,080	*
J. Michael Ribaudo, Director	249,777	(8)	9,875		259,652	*
Bradley D. Tilden, Director	0		0		0	*
All directors and officers — as a group (15 persons)	1,326,226		481,192		1,807,418	3.83%

*	Denotes less than 1%

(1)	Unless otherwise indicated, the address for each listed person is c/o Flow International Corporation, 23500 64th Avenue South, Kent, Washington 98032.

(2)	Includes restricted stock vesting within 60 days.

(3)	Includes options exercisable within 60 days for shares of Company Common Stock.

(4)	15,873 options cancelled on termination date — July 31, 2009.

(5)	As of April 23, 2010, ownership is indirect.

(6)	Includes indirect ownership of 1,355 shares.

(7)	Includes indirect ownership of 12,500 shares.

(8)	Includes indirect balance of 4,000 shares.

Other Beneficial Owners

		Percent of
	Number of	Outstanding
Name and Address	Shares	Shares

Freshford Capital Management, LLC(1)	3,574,697	7.60%
10 Bank Street, Suite 675 White Plains, NY 10606
Rutabaga Capital Management(2)	3,039,036	6.48%
64 Broad Street, 3rd Floor Boston, MA 02109
NorthPointe Capital, LLC(3)	2,257,143	6.00%
101 W. Big Beaver, Suite 745 Troy, MI 48084
Royce and Associates, LLC(4)	2,186,596	4.66%
745 Fifth Avenue New York, NY 10151

(1)	Based on Schedule 13G/A filed February 12, 2010, by Freshford Capital Management, LLC, a Delaware limited liability corporation.

(2)	Based on Schedule 13G filed February 9, 2010, by Rutabaga Capital Management, a Massachusetts investment adviser.

(3)	Based on Schedule 13G/A filed April 6, 2010, by NorthPointe Capital, LLC, a Delaware investment adviser.

(4)	Based on Schedule 13G filed January 27, 2010, by Royce and Associates, LLC, a New York corporation.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2010, all Section 16(a) filing requirements were complied with.

Compensation Discussion and Analysis

Introduction. Our Compensation and Plan Administrator Committee (the “Compensation Committee”) establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company’s executive officers and incentive-eligible employees. The Compensation Committee also evaluates the performance of our Chief Executive Officer (“CEO”) and assesses the overall effectiveness of the Company’s executive compensation programs.

Current Economic Conditions. During fiscal 2010, the Company suffered the effect of the significant worldwide recession. In response, the Company suspended certain employee benefits, reduced salaries and working hours. As discussed above, directors’ cash compensation was reduced by 5%. The base salaries of all Flow executives were reduced beginning in May, 2009 by 10% (Charley Brown, CEO, took a 5% reduction in March, and an additional 10% in May for a total 15% reduction), and vacation and sick leave accruals as well as Company contributions to the 401(k) plan were stopped as recession countermeasures. As pay and benefits have been restored to other employees, vacation and sick leave accruals have been restored for executives. Company contributions to the 401(k) plan have not been restored, and executive salary reductions remain in effect.

Compensation Program Objectives. The Compensation Committee adopted a compensation philosophy in fiscal 2005, which it continues to use as the basis for the Company’s compensation programs. The objective of the Company’s compensation programs is to provide compensation and benefits that are competitive, equitable and consistent with our commitment to provide a work environment promoting teamwork, outstanding performance and corporate pride.

Elements of Executive Compensation. The elements of executive compensation during fiscal 2010 were base salary, short-term incentive awards, and long-term incentive awards. We describe each of these elements below. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each executive, including salary, targeted incentive compensation, retirement and other benefits. In reviewing the individual performance of the executives whose compensation is detailed elsewhere in this Proxy Statement, the Compensation Committee works with the Company’s Human Resources group, and takes into account the views of the CEO (other than in a review of the CEO himself).

Base Salaries. The Compensation Committee believes that base salaries should be competitive with relevant organizations with similar complexity, and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations are made considering qualifications, experience and performance. Base salaries of the executive officers, other than for the CEO, were determined by the Compensation Committee using the CEO’s recommendations. The Compensation Committee engaged an independent compensation consultant to assist for fiscal year 2007, but given deteriorating market conditions did not do so in 2008, 2009 or 2010. The Compensation Committee made no upward adjustments to executives’ base salaries during fiscal 2010. The base salaries of all Flow executives were reduced beginning in May, 2009 by 10% (Charley Brown, CEO, took a 5% reduction in March, and an additional 10% in May for a total 15% reduction), and vacation and sick leave accruals as well as Company contributions to the 401(k) plan were stopped as recession countermeasures.

In fiscal 2007, when the Company last reviewed salary levels, the Company selected its peer group companies using the following criteria: (a) the company had to be publicly traded; (b) the company had be headquartered in the U.S.; (c) the company was in the Industrial Manufacturing Industry; and (d) the company had to have annual revenue ranging between $100 million and $400 million. These criteria resulted in a peer group of 22 companies, consisting of the following: A.S.V., Inc. (ASVI); Alamo Group, Inc. (ALG); Ampco-Pittsburgh Corp. (AP); Badger Meter, Inc. (BMI); CECO Environmental Corp. (CECE); Flanders Corp. (FLDR); Gehl Co. (GEHL); GSI Group, Inc. (GSIG); Hardinge, Inc. (HDNG); Hurco Companies, Inc. (HURC); Kadant, Inc. (KAI); L.B. Foster Co. (FSTR); Lindsay Corp. (LNN); Material Sciences Corp. (MSC); MFRI, Inc. (MFRI); NN, Inc. (NNBR), Presstek, Inc. (PRST), RBC Bearings, Inc. (ROLL); Sun Hydraulics Corp. (SNHY); Synalloy Corp. (SYNL), The Gorman-Rupp Co. (GRC); and Thermadyne Holdings Corp. (THMD).

Short-Term Incentive Plan. We believe it is important that those who are directly involved in contributing to the achievement of the Company’s goals should have a meaningful portion of their total compensation opportunity tied to those goals. Executive officers and other key management and technical positions have a portion of their total compensation at risk, contingent upon meeting predefined short-term corporate, business unit and individual goals. More senior executives, who have a greater opportunity to contribute to the Company’s goals, have a greater portion of their compensation at risk.

The Short-Term Incentive Plan emphasizes the achievement of financial goals. Executives’ target bonus levels (other than the CEO, which is discussed below) were set at percentages of base salary, ranging from 25–45 percent. Payouts could range from zero to two times the target amount, depending on achievement of goals. Some of the payout could be partially paid in stock at the CEO’s discretion, although it remains a cash-based plan. For executive officers, 80 percent of their short-term incentive award would be based on the Company’s achievement of the financial goals and 20 percent would be based on the achievement of individual goals for the executive officers. The CEO’s short-term incentive award is determined by his employment agreement (discussed below). For fiscal 2010 payment of short term incentives was tied to the Company’s revenue and operating income returning to 2008 levels. Since the revenue and operating income levels were not achieved, the Compensation Committee determined payment would not be made with respect to the individual goals, so there were no payments whatsoever.

Long-Term Compensation. We also believe that executive officers and other key management positions should have a meaningful portion of their total compensation linked to sustained performance and to increasing long-term shareholder value. The Company has adopted, and the shareholders have approved, the 2005 Equity Incentive Plan (“EIP”) which allows for the award of equity in the form of stock options, stock, stock units or stock appreciation rights. The EIP serves as a framework for the Compensation Committee to establish sub-plans or procedures governing the grants of equity to employees, directors and consultants of the Company.

The Compensation Committee normally uses both stock and stock options for executive compensation believing that both have a role in retention and alignment with shareholders. Stock serves as a retention tool, and both stock and options provide a strong incentive to manage the Company for maximum share value.

Beginning with fiscal 2006, the Compensation Committee adopted a Long-Term Incentive Plan. This Plan was replaced for fiscal 2009 by the EIP. The purpose of the EIP is to provide a framework for the grant of stock incentives to executives who assist the Company in meeting the Company’s long-term financial goals and to align the interests of executives with the Company’s shareholders. Under the plan, executives have the opportunity to receive shares of stock. At the beginning of the year, participating executives are assigned a target award. The size of the target EIP award is based on the participant’s level in the organization. These target awards may be modified up or down by 35% depending on the participant’s performance during the preceding year, and the potential value of their contributions during the upcoming year. In fiscal 2009, EIP awards for executive officers who report directly to the CEO were made two-thirds in the form of restricted shares and one-third in the form of options. However, due to the decrease in the price of the Company’s stock, all fiscal 2010 grants under the EIP were made in the form of restricted shares. Both the options and restricted stock vest in equal annual installments over a four-year period.

Other Benefits. Executives also receive reimbursement for fees paid for financial planning services. In fiscal 2010 some executives received automobile allowances. The Company provides a 401(k) plan as a retirement benefit and health insurance for all of its U.S.-based employees. However, as noted above, Company contributions to the 401(k) plan were suspended in March 2009 as a recession countermeasure. It is anticipated that these contributions will be reinstated once Flow exits the recession.

Change In Control. In order to provide executives the assurance that executives will serve the interests of shareholders in the event of a potential sale of the Company or other change in control, the Company provides that in the event an executive loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus and all outstanding unvested equity awards will immediately vest. This benefit is provided to senior executives whose employment would be at risk following a change in control. See “Potential Payments upon Termination or Change in Control” on page under “Executive Compensation” below for quantitative information.

Chief Executive Officer Compensation. Mr. Brown’s compensation arrangement provides for a period of employment that ends on April 30, 2011. His original period of employment was set to expire on April 30, 2010, but was extended in May 2008 for an additional year in recognition of his performance in fiscal year 2008. Subject to the terms and conditions of the agreement, Mr. Brown will receive, or has already received, among other things:

➢	an annual base salary of $500,000, which he voluntarily reduced to $425,000 as a temporary recession countermeasure (5% reduction in March 2009, and an additional 10% in May 2009 for a total 15% reduction);

➢	an annual performance-based bonus set at a target of 70% of base salary (but not more than 140% of base salary);

➢	the ability to participate in the EIP and acquire an annual grant of stock options and shares of restricted stock having an aggregate target value equal to 200% of base salary. For fiscal 2010 Mr. Brown voluntarily received his grant in restricted shares only; and

➢	an option, granted when Mr. Brown joined the Company, to purchase 200,000 shares of the Company’s common stock vesting over a four-year period.

The agreement also provides for other benefits, such as relocation payments and home closing expense reimbursements, a monthly financial planning allowance, vacation accrual, and eligibility to participate in life insurance, health insurance, 401(k) and similar benefit plans of the Company.

In general, the compensation and benefits described above will be provided to Mr. Brown in connection with his employment with the Company through the end of the employment term. However, Mr. Brown will not be entitled to all such described compensation and benefits if his employment is terminated prior to the end of the employment term by the Company for Cause (as defined in Mr. Brown’s Employment Agreement) or by resignation of Mr. Brown other than for Good Reason (as defined in the Agreement) but rather, Mr. Brown will only be entitled to receive base salary and other bonuses and compensation earned as of the date of termination. In the event that Mr. Brown’s employment is terminated prior to the end of the employment term by the Company other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, immediate vesting in all outstanding stock options and restricted stock awards, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

In the event that Mr. Brown’s employment is terminated due to the employment term of the Agreement expiring, then Mr. Brown shall generally be entitled to receive as severance the following: one year of the then-current base salary, one annual bonus, and the reimbursement for one year of premiums paid for life, hospitalization and disability insurance plan coverage. If the Agreement terminates by reason of death, then the Company shall provide for immediate vesting in all outstanding stock options and restricted stock awards.

In the event that Mr. Brown’s employment is terminated within one year after a Change in Control other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

The Agreement also contains confidentiality, non-competition, non-solicitation and indemnification provisions.

Risk Assessment. Company management and the Compensation Committee have reviewed the Company’s compensation plans and programs and have concluded that none of these plans or programs is likely to have a material adverse effect on the Company.

Conclusion. The Compensation Committee believes that the executive compensation policies and practices it has adopted will serve the interests of the shareholders and the Company effectively. The Compensation Committee also believes that the Company’s compensation programs provide motivation for executive officers to contribute to the Company’s future success and balance both the short and long-term interests of our shareholders. The Compensation Committee will continue to monitor the effectiveness of the Company’s total compensation program to meet the ongoing needs of the Company.

Compensation Committee Report

The Compensation and Plan Administrator Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND PLAN
ADMINISTRATOR COMMITTEE

Jerry L. Calhoun—Chairman
Patrick J. Byrne
Lorenzo C. Lamadrid
Kathryn L. Munro
J. Michael Ribaudo

Executive Compensation

Summary Compensation Table

The following table shows all fiscal 2010 and, where applicable, 2009 and 2008 compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer and the other three most highly paid executive officers based on total fiscal 2010 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Commission	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)		($)

Charles M. Brown	2010	426,930	—	898,785	—	—	19,700	(4)	1,345,415
Principal Executive Officer	2009	497,126	—	938,506	1,550,802	—	218,721	(5)	3,205,155
	2008	384,624	—	—	2,280,000 (6)	403,855	83,830	(7)	3,152,309
Allen M. Hsieh	2010	207,780	—	89,879	—	—	16,600	(8)	314,259
Principal Financial Officer	2009	150,000 (9)	—	—	—	—	—		150,000
Jeffrey L. Hohman(10)	2010	88,652	—	107,495	—	—	265,276	(11)	461,423
Executive Vice President and	2009	259,654	—	45,001	155,079	—	106,925	(12)	566,659
General Manager	2008	250,016	—	63,600	—	87,193	10,464	(13)	411,273
Richard A. LeBlanc	2010	214,403	123,595	100,367	—	—	—		438,365
Executive Vice President, Advanced	2009	234,446	42,350	146,550	—	—	14,331	(14)	437,677
Systems and Global Sales	2008	220,002	—	21,994	—	22,636	17,272	(15)	281,904
Charles D. Burnham	2010	161,486	61,220	98,400	—	—	—		321,106
Vice President, Global Marketing	2009	113,560	245,127	—	—	—	8,509	(16)	367,196
	2008	118,102	180,951	11,808	—	—	10,770	(16)	321,631
John S. Leness	2010	180,773	—	82,693	—	—	7,200	(17)	270,666
General Counsel and Corporate	2009	189,132	—	15,798	54,458	—	11,755	(18)	271,143
Secretary	2008	182,333	—	—	—	29,173	11,008	(19)	222,514

(1)	This column represents the aggregate grant date fair value of awards granted to each of the named executive officers in fiscal 2010 and, where applicable, fiscal years 2009 and 2008, in accordance with ASC 718—Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 15—Stock Based Compensation of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of our fiscal 2010 Form 10-K. These aggregate grant date fair value of the awards granted does not correspond to the actual value that will be recognized by the named executive officers. Information regarding the shares of restricted stock granted to our named executive officers during fiscal 2010 is set forth in the Grants of Plan-Based Awards Table.

(2)	This column represents the aggregate grant date fair value of stock options granted to each of the named executive officers in fiscal 2010 and, where applicable, fiscal years 2009 and 2008, in accordance with ASC 718—Compensation—Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 15—Stock Based Compensation of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of our fiscal 2010 Form 10-K. These aggregate grant date fair value of the stock options granted does not correspond to the actual value that will be recognized by the named executive officers. Information regarding the stock options granted to our named executive officers during fiscal 2010 is set forth in the Grants of Plan-Based Awards Table.

(3)	For fiscal 2010 and 2009, the financial goals set forth in the CIP were not achieved and no payment was made under this plan. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled, “Short-Term Incentive Plan.”

(4)	This amount represents $7,200 for car allowance and $12,500 for financial planning.

(5)	This amount represents $194,742 paid for a relocation reimbursement, a $7,800 automobile allowance, $15,000 financial planning allowance, and $3,628 in 401(k) matching funds.

(6)	Pursuant to his Employment Agreement, Mr. Brown was granted an award of options to purchase 200,000 shares of the Company’s common stock. Such grant has a term of 10 years and vests over a four year period at the rate of 25% per year.

(7)	This amount represents $67,780 paid for relocation reimbursement, a $4,800 automobile allowance and $11,250 paid for reimbursement for financial planning services.

(8)	This amount represents payment for car allowance of $6,600 and $10,000 paid for reimbursement for financial planning services.

(9)	This amount represents contract payments for services rendered from December 2008 through April 2009.

(10)	Effective July 31, 2009, Mr. Hohman’s position was eliminated in connection with the Company’s ongoing cost reduction efforts. All plan-based awards granted to Mr. Hohman during fiscal 2010 were therefore irrevocably forfeited upon the termination of his employment with the Company.

(11)	This amount represents $12,876 taxable moving expenses, $250,000 for separation pay, and $2,400 for automobile allowance.

(12)	This amount represents $5,033 in 401(k) matching funds, a $7,800 automobile allowance, and 94,092 paid for a relocation reimbursement.

(13)	This amount represents $3,864 in 401(k) matching funds and a $6,600 automobile allowance.

(14)	This amount represents $3,200 in financial planning, $9,331 in 401(k) matching funds and a $1,800 automobile allowance.

(15)	This amount represents $10,072 in 401(k) matching funds and a $7,200 automobile allowance.

(16)	This amount represents 401(k) matching funds.

(17)	This amount represents a $7,200 automobile allowance.

(18)	This amount represents $4,555 in 401(k) matching funds and a $7,200 automobile allowance.

(19)	This amount represents $4,408 in 401(k) matching funds and a $6,600 automobile allowance.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2010. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the Short-Term Incentive Plan discussed above. In the columns described below as Estimated Future Payouts Under Equity Incentive Plan Awards, this table quantifies awards made to named executive officers under the Equity Incentive Plan (long-term compensation) discussed above.

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base	Grant Date
		Estimated Future		Estimated Future	number	Number of	Price of	Fair Value
		Payouts Under		Payouts Under Equity	of shares	Securities	Option	of Stock
		Non-Equity Incentive Plan Awards		Incentive Plan Awards	of stock	Underlying	Awards	and Option
	Grant	(1)		(2)	or units	Options	($/Sh)	Awards
Name	Date	Target($)	Maximum($)	Target(#)	(#)	(#)	(3)	(4)($)

Charles M. Brown	6/24/2009	298,851	597,701	404,858	—	—	—	898,785
Allen M. Hsieh	6/23/2009	93,501	187,002	40,486	—	—	—	89,879
Jeffrey L. Hohman(5)	6/23/2009	—	—	48,421	—	—	—	107,495
Richard A. LeBlanc	9/9/2009	85,761	171,523	20,000	—	—	—	49,200
	6/23/2009	—	—	23,048	—	—	—	51,167
Charles D. Burnham	9/9/2009	64,594	129,189	40,000	—	—	—	98,400
John S. Leness	6/23/2009	72,309	144,618	37,249	—	—	—	82,693

(1)	These columns show what the potential payout for each named executive officer was under the Short-Term Incentive Plan in fiscal 2010, if the target, or maximum goals were satisfied for all performance measures. The potential payouts were performance-driven and therefore completely at risk. The payouts range from zero to two times the target bonus, depending on the degree of target achievement. However, as noted above, for fiscal 2010, the financial goals were not achieved and no payment was made under this plan. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis, above. A column for “threshold” payments under the Short-Term Incentive Plan has been omitted because the Short-Term Incentive Plan does not have a threshold payment feature.

(2)	This column represents awards of restricted stock granted in fiscal 2010 to the named executive officers under the Equity Incentive Plan discussed in more detail in the “Long-Term Compensation” section of the Compensation Discussion and Analysis. A column for “threshold” and “maximum” payments under the Equity Incentive Plan has been omitted because the Equity Incentive Plan does not have a threshold or maximum award or payment feature.

(3)	This column shows the exercise price for the stock options granted pursuant to the Equity Incentive Plan, which was the closing market price of Company stock on the grant date indicated. No stock options were granted in fiscal 2010.

(4)	This column shows the grant date fair value of restricted stock grants under ASC 718—Compensation—Stock Compensation.

(5)	All unvested stock and option awards of Mr. Hohman were forfeited at the time of his termination with the Company on July 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option and restricted stock awards to the named executive officers as of April 30, 2010. This table includes unexercised and unvested option awards and unvested shares of restricted stock. Each equity grant is shown separately for each named executive officer. The option exercise price shown below reflects the closing market price of the Company’s stock on the date of the grant. The market value of the restricted stock awards is based on the closing market price on April 30, 2010, which was $3.16. For additional information about the option awards and restricted stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards table.

	Option Awards						Stock Awards(1)
		Number of		Number of				Number of	Market Value
		Securities		Securities				Shares or	of Shares or
		Underlying		Underlying				Units of	Units of
		Unexercised		Unexercised	Option	Option		Stock That	Stock that
	Grant	Options (#)		Options (#)	Exercise	Expiration	Grant	Have Not	Have Not
Name	Date	Exercisable		Unexercisable	Price ($)	Date	Date	Vested (#)	Vested ($)

Charles M. Brown	—	—		—	—	—	6/24/2009	404,858	1,279,351
	5/7/2008	39,683	(2)	119,048	9.77	5/7/2018	—	—	—
	—	—		—	—	—	5/7/2008	72,045	227,662
	7/16/2007	100,000	(3)	100,000	11.40	7/16/2017	—	—	—
Allen M. Hsieh	—	—		—	—	—	6/23/2009	40,486	127,936
Jeffrey L. Hohman(4)	—	—		—	—	—	—	—	—
Richard A. LeBlanc	—	—		—	—	—	9/9/2009	20,000	63,200
	—	—		—	—	—	6/23/2009	23,048	72,832
	—	—		—	—	—	5/7/2008	11,250	35,550
	—	—		—	—	—	3/5/2008	1,749	5,527
	3/1/2002	25,000	(5)	—	10.22	3/1/2012	—	—	—
	6/21/2000	50,000	(5)	—	10.81	6/21/2010	—	—	—
	5/1/2000	15,000	(5)	—	11.25	5/1/2010	—	—	—
Charles D. Burnham	—	—		—	—	—	9/9/2009	40,000	126,400
	—	—		—	—	—	3/5/2008	939	2,967
John S. Leness	—	—		—	—	—	6/23/2009	37,249	117,707
	—	—		—	—	—	5/7/2008	1,212	3,830
	5/7/2008	1,394	(6)	4,180	9.77	5/7/2018	—	—	—
	3/1/2002	15,000	(7)	—	10.22	3/1/2012	—	—	—
	10/1/2001	2,499	(7)	—	8.76	10/1/2011	—	—	—
	10/1/2001	2,501	(7)	—	8.76	10/1/2011	—	—	—
	6/21/2000	7,687	(7)	—	10.8125	6/21/2010	—	—	—
	6/21/2000	12,313	(7)	—	10.8125	6/21/2010	—	—	—
	5/1/2000	1,500	(7)	—	11.25	5/1/2010	—	—	—
	5/1/2000	1,500	(7)	—	11.25	5/1/2010	—	—	—

(1)	These stock awards vest in equal annual installments over a four-year period.

(2)	These options vest in equal annual installments over a four-year period.

(3)	These options were granted pursuant to Mr. Brown’s employment agreement. These options vest in equal annual installments over a four-year period. An additional 50,000 options vested on July 16, 2009, the two-year anniversary date of the original grant.

(4)	All unvested stock and option awards of Mr. Hohman were forfeited at the time of his termination with the Company on July 31, 2009.

(5)	These options are fully vested.

(6)	These options vest in equal annual installments over a four-year period.

(7)	These options are fully vested.

Option Exercises and Stock Vested

The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2010, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Charles M. Brown	—	—	24,015	49,711
Allen M. Hsieh	—	—	—	—
Jeffrey L. Hohman	—	—	3,252	6,438
Richard A. LeBlanc	—	—	4,334	9,725
Charles D. Burnham	—	—	813	1,927
John S. Leness	—	—	405	838

(1)	The dollar amount realized upon exercise would be calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change in Control

Except for our Chief Executive Officer, the Named Executive Officers do not have employment or severance agreements with the Company. However, the Company does have a policy that in the event a member of the senior management team (those reporting directly to the Chief Executive Officer) loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus in addition to any rights under the Company’s 2005 Equity Incentive Plan with respect to acceleration of vesting of stock and options.

Certain of the Named Executive Officers have unvested stock options and awards of restricted stock under the Company’s 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these arrangements and does not attempt to describe all aspects of the arrangements.

In the event of a Change in Control, our Chief Executive Officer will be generally be entitled to receive two years of the then-current base salary, two annual bonuses, immediate vesting in all outstanding stock options and restricted stock awards, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage. Receipt of these payments is conditioned upon the Chief Executive Officer agreeing to enter into a separation agreement presented by the Company that includes standard terms such as a release of all claims against the Company. “Change in Control” is specifically defined in Mr. Brown’s Employment Agreement and is slightly different than the definition of change in control in the 2005 Equity Incentive Plan (shown further down below). Change in Control in Mr. Brown’s Employment Agreement is defined as:

(i) Any person, excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner”, directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) During any two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) , in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company.

There is a table below showing the potential payments the Named Executive Officers could have received under these arrangements in connection with a Change in Control if it would have occurred on April 30, 2010, the last day of the Company’s fiscal year.

There is also presented a table showing the potential payments and benefits the Chief Executive Officer could receive in various termination and Change in Control scenarios if such events occurred on April 30, 2010, the last day of the Company’s fiscal year. Some of the termination scenarios presented for the Chief Executive Officer depend on whether the termination involves “Cause,” “Good Reason” and “Disability” as those terms are defined in the employment agreement between the Chief Executive Officer and the Company.

Acceleration of Stock Award Vesting

The Company’s 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

For purposes of the 2005 Equity Incentive Plan, “Change in Control” means:

(i) Approval by the holders of the Company’s Common Stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(ii) Approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company; or

(iii) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

Estimated Payments on Change in Control for Named Executive Officers (other than CEO)
(as of April 30, 2010)

	Payments		Restricted
	upon Termination by	Stock Option	Stock Vesting
	Company without	Vesting in	in Connection
	Cause in Connection	Connection	with a
	with a Change in	with a Change	Change in
Name	Control $(1)	in Control(2)	Control(3)

Allen M. Hsieh, Principal Financial Officer	301,280	—	127,936
Jeffrey L. Hohman, EVP and General Manager(4)	—	—	—
Richard A. LeBlanc, EVP, Advanced Systems and Global Sales	300,164	—	177,109
Charles D. Burnham, VP, Global Marketing	226,081	—	129,367
John S. Leness, General Counsel and Corporate Secretary	253,082	—	121,537

(1)	Represents payment of one year of salary (note that in May 2009 these salaries were reduced by 10% as a recession countermeasure) plus the target Short-Term Incentive Plan award from the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards” table.

(2)	The exercise prices of all options were greater than the closing price of the common stock on the last trading day of the 2010 fiscal year (April 30, 2010), which was $3.16. See “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control (as defined in 2005 Equity Incentive Plan) multiplied by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2010 fiscal year, which was $3.16. See “Market Value of Shares or Units of Stock that Have Not Vested” column in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	Effective July 31, 2009, Mr. Hohman’s position was eliminated in connection with the Company’s ongoing cost reduction efforts. All unvested stock and option awards of Mr. Hohman were forfeited at the time of termination, July 31, 2009.

Estimated Payments upon Termination or Change in Control for CEO
(as of April 30, 2010)

Restricted
Stock Vesting
			Payments in	in Connection
			Connection	with Termination
			with Termination	for Death,
	Payments upon	Cash Severance	for Death,	Termination by
	Resignation with	upon Termination by	Termination by	Company without
	Good Reason or	Death, Disability,	Company without	Cause or by CEO
	Termination w/out	by the Company	Cause or by CEO	with Good reason,
	Cause or due to	for Cause or	with Good reason,	or
	Change in Control $	Resignation without	or Change	Change in
Name	(1)	Good Reason $(2)	in Control(3)	Control $(4)

Charles M. Brown, Principal Executive Officer	1,692,133	—	—	1,507,013

(1)	Represents payment of 24 months of base salary or $425,000 (Mr. Brown’s $500,000 base salary was reduced by 5% in March 2009 as a temporary recession counter measure and his base salary was reduced another 10% in May 2009) plus two years of Mr. Brown’s FY2008 Short-Term Incentive Plan bonus of $403,855. With respect to the bonus, Mr. Brown’s Employment Agreement provides that in the event of resignation with Good Reason, or Termination without Cause not related to a Change in Control, Mr. Brown would be entitled to receive two years worth of either (a) the average of the two most recent bonuses received, or (b) if he had only received one bonus, the amount of that previous bonus. Since his fiscal 2010 bonus would not have been paid should this triggering event have happened on April 30, 2010, and his fiscal 2009 bonus was not paid, the only bonus he would have received would have been his fiscal 2008 bonus, so that is the bonus used in this hypothetical scenario. This amount also includes a payment of $34,423 for 24 months of COBRA health insurance premiums per his Employment Agreement.

(2)	In this scenario, per his Employment Agreement, Mr. Brown would be entitled to receive the bonus earned at the date of the triggering event. As discussed in the “Compensation Discussion and Analysis” section, in fiscal 2010, the Company financial goals were not achieved and no payouts were made pursuant to the Short-Term Incentive Plan, so if there was a triggering event on April 30, 2010, the bonus earned would have been zero.

(3)	The exercise prices of all of the options were greater than the closing price of the common stock on the last trading day of the 2010 fiscal year (April 30, 2010), which was $3.16. See “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of Termination by the Company for Death or without Cause or termination by the CEO with Good Reason, or a Change Control multiplied by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2010 fiscal year, which was $3.16. See “Market Value of Shares or Units of Stock that Have Not Vested” column in the “Outstanding Equity Awards at Fiscal Year-End” table.

Report of the Audit Committee

The undersigned members of the Audit Committee oversee the Company’s corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management of the Company is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management of the Company and the independent registered public accounting firm the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010.

The Audit Committee meets with the independent registered public accounting firm at least quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management including the matters in the written report provided to the Audit Committee as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3226, Communication with Audit Committees Concerning Independence. Also, the Company’s internal auditor has an indirect reporting line to the Audit Committee and meets at least quarterly with the Audit Committee in executive session

The Audit Committee reviewed and discussed the Company’s assessment of its internal control over financial reporting with management and the independent registered public accounting firm. In addition, the Audit Committee discussed all significant deficiencies identified with respect to the Company’s internal control over financial reporting, and elicited recommendations for the improvement of the Company’s internal control over financial reporting with management and the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2010.

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that all members of the Audit Committee, Richard P. Fox, Larry A. Kring, Kathryn L. Munro and Bradley D. Tilden are qualified as audit committee financial experts.

AUDIT COMMITTEE

Richard P. Fox—Chairman
Larry A. Kring
Kathryn L. Munro
Bradley D. Tilden

Fees to Independent Registered Public Accounting Firms

The following table presents fees for audit services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), the independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements for the years ended April 30, 2010 and 2009, and fees billed for other services rendered by the independent auditor during the same periods.

	Deloitte	Deloitte
	Entities	Entities
	2010	2009

Audit Fees(1)	$1,679,000	$2,051,500
Audit-Related Fees(2)	$98,700	$199,520
Tax Fees(3)	$56,609	$98,913
All Other Fees(4)	$3,942	$270,808
Total	$1,838,251	$2,620,741

(1)	Fees for audit services billed or expected to be billed relating to fiscal 2010 and 2009 consisted of: (a) audit of the Company’s annual financial statements, (b) reviews of the Company’s quarterly financial statements, statutory and regulatory audits, and (c) audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective control over financial reporting was maintained in all material respects.

(2)	Audit-related fees represent fees for consents and other services, related to Security and Exchange Commission (“SEC”) matters.

(3)	Tax fees represent the aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

(4)	All other fees represent the aggregate fees paid for products and services that are not included in the “Audit Fees,” “Audit-Related Fees” and “Tax Fees” sections. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members, and has so delegated to the Chairman of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to Management. For the fiscal year ended April 30, 2010, all services provided by the Company’s independent registered public accounting firm have been subject to pre-approval by the Audit Committee.

FORM 10-K AND FINANCIAL STATEMENTS

The Company’s annual report to the SEC on Form 10-K, including financial statements and schedule, for the most recent fiscal year, accompanies this Proxy Statement. Additional copies, including Exhibits to the Form 10-K may be obtained by downloading from the Company’s website at site at http://www.flowwaterjet.com—select the “Investor Relations” link and then the “Reports” link.

SHAREHOLDER COMMUNICATION WITH
THE BOARD OF DIRECTORS

Although the Company has not developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board’s and the Company’s shareholders’ needs. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board. Unless any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PROFESSIONAL CONDUCT POLICY

The Company has adopted a professional conduct policy, which it refers to as the “Guide to Ethical Conduct.” The Guide to Ethical Conduct has been translated into 9 different languages. All of the Company’s employees worldwide have received a copy of, and been trained on the Guide to Ethical Conduct. The Company conducts annual refresher training on the Guide. The Guide to Ethical Conduct is intended to meet the requirements of a code of ethics as set forth in Item 406(b) of Regulation S-K and the Guide to Ethical Conduct applies to all of the Company’s employees, including its principal executive officer, principal financial officer and the principal accounting officer. The professional conduct policy is posted on the Company’s corporate website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx.

The Company intends to disclose any amendments to the Professional Conduct Policy (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Professional Conduct Policy for the Company’s executive officers, on the corporate website at http://www.flowwaterjet.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Certain Relationships and Related Transactions

Arlen I. Prentice, who is retiring at the expiration of his current term as director in September 2010, is a founder and the Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. Premium payments for insurance coverage, which Kibble & Prentice, Inc. passes on to the underwriters, totaled approximately $1.6 million for the fiscal year ended April 30, 2010. These amounts included commissions of $197,000 paid by the underwriters to Kibble & Prentice. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest.

Transactions required to be disclosed under the SEC’s related persons transaction disclosure rules are reviewed first by the Company’s General Counsel and then by the Board’s Chair.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Charles M. Brown
President and CEO

FLOW INTERNATIONAL CORPORATION 79116 FOLD AND DETACH HERE Proposal 1 — Election of Directors Please mark your votes as indicated in X this example The Board of Directors recommends a vote FOR the nominees for Directors to serve until the 2013 Annual Meeting of Stockholders. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1.1 Charles M. Brown Proposal 2 — Ratification of the Appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm. 1.2 Patrick J. Byrne The Board of Directors recommends a vote FOR the Ratification. 1.3 Bradley D. Tilden Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the The Board of Directors recommends a vote FOR the nominee for Directors to signer is a partnership, please sign partnership name by authorized person. Executors, administrators, serve until the 2012 Annual Meeting of Stockholders. trustees, guardians, attorneys-in-fact, etc., should so indicate when signing. 1.4 Jerry L. Calhoun Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Flow International Corporation account online. Access your Flow International Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Flow International Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxydocs.com/flow FOLD AND DETACH HERE SOLICITED BY THE BOARD OF DIRECTORS FLOW INTERNATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 9, 2010 The undersigned hereby appoints Charles M. Brown and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Marriott Seattle Airport Hotel, 3201 South 176th Street, Seattle, WA, on September 9, 2010, at 10:00 a.m. local time, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, as recommended by the Board of Directors, all in accordance with and as described in the Notice and accompanying Proxy Statement. If this Proxy is executed by you without indicating voting instructions then it will be deemed to grant authority to vote FOR the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 79116